Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
www.unitybank.com

NewsNewsNewsNewsNews

For Immediate Release:

February 23, 2011

News Media & Financial Analyst Contact:
Alan J. Bedner, EVP
Chief Financial Officer
(908) 713-4308

Unity Bancorp Promotes Mary E. Gross to Holding Company Board Member

Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), announced today that the Board of Directors appointed  Mary E. Gross, a current Director of Unity Bank,  to the Board of the Holding Company, effective as of February 17, 2011.  Ms. Gross is a partner and founder of Human Edge Resources, LLC, a management and human resources consulting firm.  She is also currently working for The Wharton School, University of Pennsylvania, as the Director of Career Management Services for the Wharton MBA Program for Executives.

Ms. Gross is a doctoral candidate in Organizational Psychology at the Graduate School of Applied and Professional Psychology at Rutgers, The State University of New Jersey.  She earned an MBA with honors from The Wharton School of the University of Pennsylvania and a BS degree in Accounting from the University of Maryland.

“Ms. Gross’ extensive educational experience and professional expertise in finance, strategic planning, team development and human resource management will complement Unity’s already diverse Board,” said President and Chief Executive Officer, James A. Hughes.  “The Board and I are delighted to have Ms. Gross assist us in achieving our strategic goals.”

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with approximately $818 million in assets and $655 million in deposits.  Unity Bank provides financial services to retail, corporate and small business customers through its 16 retail service centers located in Hunterdon, Middlesex, Somerset, Union and Warren counties in New Jersey and Northampton County, Pennsylvania.  For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.